Exhibit 99(e)(2)

Amendment No. 1 to the Distribution Agreement

This Amendment Number 1 to the Distribution Agreement (this “Amendment”) by and between BBH Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation, (“ALPS”) is dated as of June 27, 2018 (the “Effective Date”).

WHEREAS, the Trust and ALPS entered into a Distribution Agreement dated as of April 16, 2018, as herein amended (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	Appendix A (List of Portfolios) to Exhibit 1 of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A (List of Portfolios) to Exhibit 1 attached hereto.
2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

BBH TRUST	ALPS DISTRIBUTORS, INC.

By: /s/ Charles H. Schreiber	By: /s/ Steven B. Price
Name: Charles H. Schreiber	Name: Steven B. Price
Title: Treasurer	Title: SVP & Director of Distribution Services

APPENDIX A

TO EXHIBIT 1 OF THE DISTRIBUTION AGREEMENT

LIST OF PORTFOLIOS

BBH Core Select Fund
BBH Partner Fund – International Equity
BBH Limited Duration Fund
BBH U.S. Government Money Market Fund
BBH Intermediate Municipal Bond Fund
BBH Global Core Select Fund
BBH Income Fund